2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES RECORD

THIRD QUARTER 2004 RESULTS

Houston, Texas - October 28, 2004...Southwestern Energy Company (NYSE: SWN) today announced financial and operating results for the third quarter of 2004. Highlights include:

* Record earnings of $25.4 million, or $0.68 per diluted share
* Production totaling 15.0 Bcfe, up 36% from the third quarter of 2003
* Development drilling programs in East Texas and Arkoma Basin continue to deliver excellent results

For the third quarter of 2004, net income more than doubled to $25.4 million, or $0.68 per diluted share, from $10.9 million, or $0.30 per diluted share, for the same period in 2003. Included in the company's results for the third quarter of 2004 was a pre-tax gain of $4.3 million, or approximately $0.07 per diluted share, on the sale of undeveloped real estate. In the third quarter of 2003, the company recorded a pre-tax gain of $3.0 million, or $0.05 per diluted share, for the sale of real estate and certain fixed assets. Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure which has been reconciled below) was $58.5 million in the third quarter of 2004, up 97% from $29.8 million for the same period in 2003. Strong commodity prices and a 36% increase in production from the company's exploration and production (E&P) segment led to the improved financial results.

Net income for the nine months ended September 30, 2004 increased 108% to $70.7 million, or $1.92 per diluted share, up from $34.0 million, or $1.01 per diluted share, for the same period in 2003. Net cash provided by operating activities before changes in operating assets and liabilities (a non-GAAP measure which has been reconciled below) was $165.3 million for the first nine months of 2004, up 74% from $95.0 million for the same period in 2003.

"We're having a very good year in our exploration and production business," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "Our full-year production volumes for 2004 are on track to grow at approximately 30% over our 2003 results, due to the excellent results of our drilling program. Our development drilling programs in the Arkoma Basin and at Overton, along with our exploration success at River Ridge in the Permian Basin, have driven our production growth.  Our Fayetteville Shale play is also progressing and we continue to learn as we go."

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Third Quarter 2004 Financial Results

E&P Segment - Operating income from the company's E&P segment was $43.1 million for the three months ended September 30, 2004, up from $22.3 million for the same period in 2003. The increase in operating income resulted from the increase in revenues, partially offset by increased operating costs and expenses.

Gas and oil production totaled 15.0 Bcfe for the three months ended September 30, 2004, up 36% from 11.1 Bcfe in the third quarter of 2003. The increase in 2004 production primarily resulted from an increase in production from the company's Overton Field in East Texas due to accelerated development of the field, increased production in the Arkoma Basin and production from the company's River Ridge discovery in New Mexico. Based on year-to-date results, the company is raising its forecasted range for total oil and gas production for the fourth quarter of 2004 to 15.0 - 15.3 Bcfe, up from the previously forecasted range of 14.5 - 15.0 Bcfe. The company is forecasting full-year oil and gas production of 54.0 - 54.3 Bcfe, up over 30% from 41.2 Bcfe produced in 2003.

Southwestern's average realized gas price, including the effect of hedges, was $5.04 per Mcf in the third quarter of 2004, up 19% from $4.23 per Mcf in the third quarter of 2003. Southwestern's average realized oil price was $31.21 per barrel, including the effect of hedges, during the third quarter of 2004, compared to $26.46 per barrel in the third quarter of 2003.

Lease operating expenses per Mcfe for the company's E&P segment were $0.38 per Mcfe in the third quarter of 2004, down from $0.43 per Mcfe in the third quarter of 2003. General and administrative expenses per Mcfe were $0.33 in the third quarter of 2004, compared to $0.37 per Mcfe in the same period in 2003. The decreases in both lease operating expenses and general and administrative expenses per Mcfe were primarily due to higher production volumes.

Natural Gas Distribution Segment - The company's natural gas distribution segment realized a seasonal operating loss of $2.7 million in the third quarter of 2004, compared to a loss of $3.4 million for the same period in 2003. The comparative improvement in the operating loss in 2004 was primarily due to the effects of a $4.1 million annual rate increase implemented in October 2003. While the utility segment's results have improved since last year, the company does not believe that it is currently earning its authorized rate of return and, as a result, has filed a notice of intent to file for a rate increase request with the Arkansas Public Service Commission before the end of the year. Any rate increase allowed would likely be implemented in the fourth quarter of 2005.

Marketing, Transportation and Other - Operating income from the company's natural gas marketing activities was $0.7 million for the three months ended September 30, 2004, compared to $0.8 million in the third quarter of 2003. The company recorded a pre-tax loss from operations of $0.6 million relating to the company's 25% interest in the NOARK pipeline partnership during the third quarter of 2004, compared to a pre-tax loss of $0.4 million for the same period in 2003. Included in the company's results for the third quarters of 2004 and 2003 were pre-tax gains of $4.3 million related to the sale of undeveloped real

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estate and $3.0 million related to the sale of undeveloped real estate and certain fixed assets, respectively.

First Nine Months 2004 Financial Results

E&P Segment - Operating income for the E&P segment was $114.0 million during the first nine months of 2004, compared to $62.7 million during the first nine months of 2003. The increase resulted from the increase in revenues that was primarily due to a 30% increase in production volumes combined with higher realized oil and gas prices. The increase was partially offset by increased operating costs and expenses.

Gas and oil production totaled 39.0 Bcfe for the nine months ended September 30, 2004, up from 30.0 Bcfe for the first nine months of 2003. The increase in 2004 production primarily resulted from an increase in production from the company's Overton Field in East Texas due to accelerated development of the field, increased production in the Arkoma Basin and production from the company's River Ridge discovery in New Mexico.

Southwestern's average realized gas price, including hedges, was $5.07 per Mcf for the first nine months of 2004, up from $4.22 per Mcf during the first nine months of 2003. Southwestern's average realized oil price, including hedges, was $29.51 per barrel for the first nine months of 2004, compared to $27.17 per barrel during the first nine months of 2003.

Lease operating expenses per Mcfe for the company's E&P segment were $0.38 per Mcfe during the first nine months of 2004, compared to $0.40 per Mcfe in the same period in 2003. General and administrative expenses per Mcfe were $0.35 per Mcfe during the first nine months of 2004, compared to $0.40 per Mcfe in the same period in 2003. The decreases in per unit general and administrative expenses were primarily due to higher production volumes which offset the overall increase in general and administrative expenses.

Natural Gas Distribution Segment - Operating income for Southwestern's utility was $4.7 million during the first nine months of 2004, up from $2.5 million during the first nine months of 2003. The comparative increase in operating income in 2004 was primarily due to the effects of a $4.1 million annual rate increase implemented in late 2003. The increase in operating income was partially offset by decreased volumes sold due to warmer than normal weather. Weather during the first nine months of 2004 was 6% warmer than normal and 10% warmer than the same period in 2003.

Marketing, Transportation and Other - Operating income for the company's natural gas marketing activities was $2.4 million during the first nine months of 2004, compared to $2.0 million in the same period in 2003. The company recorded a pre-tax loss from operations related to its investment in NOARK of $1.1 million during the first nine months of 2004, compared to pre-tax income of $1.0 million in the same period in 2003. Results for 2003 include a pre-tax gain of $1.3 million related to the sale of a non-strategic portion of NOARK's pipeline. The company's nine-month results for 2004 included a pre-tax gain of $5.8 million related to sales of undeveloped real estate while the 2003 results for the same period included a $3.0 million pre-tax gain related to the sale of undeveloped real estate

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and certain fixed assets. The company's results in the first nine months of 2004 and 2003 also included pre-tax gains of $3.0 million and $2.6 million, respectively, related to the sale of gas in storage inventory.

E&P Update

In the first nine months of 2004, the company participated in drilling 149 wells. Of these, 117 were successful, 12 were dry and 20 were in progress at the end of the third quarter, for an overall success rate of 91%. During the first nine months of 2003, Southwestern had participated in a total of 99 wells.

East Texas - At the Overton Field in East Texas, Southwestern has drilled and completed 60 wells through the first nine months of 2004 and 7 were in progress at quarter-end. Southwestern plans to drill a total of 84 wells in the field during 2004. The company is currently drilling with 5 rigs and the gross production rate from the field is approximately 85 MMcfe per day. This compares to 60 MMcfe per day at year-end 2003. The company continues to see efficiency gains in its drilling and completion activities at Overton. The average time to drill these wells to a total depth of approximately 12,000 feet was 15.5 days during the third quarter of 2004.

Conventional Arkoma Basin - In the Arkoma Basin, Southwestern has drilled 56 wells to date in 2004, with 42 producing wells, 6 dry holes and 8 wells in progress at quarter-end. The company's conventional drilling program in the Arkoma includes the traditional "Fairway" area of the basin where the company has historically targeted the conventional Atokan objectives and the Ranger Anticline area which is located at the southern edge of the Arkansas portion of the basin.

At its Ranger Anticline area in the Arkoma Basin, Southwestern has drilled and completed 13 wells in 2004, with 2 dry holes and 1 well in progress at quarter-end. Current net production from the field is approximately 16.3 MMcf per day, up from 5.2 MMcf per day at year-end 2003. Since it began drilling in this area in 1997, the company has drilled 39 successful wells out of 46 attempts, while adding 46.6 net Bcf in reserves over that time period at a finding and development cost of $0.81 per Mcf. Southwestern plans to drill 23 wells in the field this year.

Unconventional Fayetteville Shale Play - Earlier this week, the company announced that the Arkansas Oil and Gas Commission (AOGC) has approved field rules for its new Griffin Mountain Field in Conway County, Arkansas. The Griffin Mountain Field is one of the pilot drilling areas in the company's Fayetteville Shale play. In Arkansas, an application to establish field rules for a newly discovered field must be submitted no later than six months after the initial completion of the discovery well or after the completion of three wells, whichever occurs first.  Southwestern's application included modeling data for two of its test wells indicating an expected drainage area of 30 acres or less per well, estimated gas-in-place of 58 to 65 Bcf per square mile, and an estimated ultimate recovery of 580,000 to 600,000 Mcf per well. The application also sought and received AOGC approval for wells completed within the Fayetteville Shale formation to be spaced at a minimum distance of 560 feet apart. The estimates contained in the application are based on models utilizing limited preliminary data and those models will be refined as more data becomes available.

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The Griffin Mountain Field rules will cover an initial nine (9) square mile area (5,760 acres) in Conway County, Arkansas, and represents a small initial area of testing relative to the company's acreage position in its Fayetteville Shale play. The company expects variability throughout the play area, therefore the drainage area per well, gas-in-place and ultimate recovery estimates included in the company's filing for the Griffin Mountain Field are not necessarily indicative of the expected drainage area, estimated gas-in-place or estimated ultimate recovery for the other pilot areas or the entire play area.

To date, Southwestern has drilled 13 wells in its Fayetteville Shale play and is currently drilling on one well. The test wells are located in Franklin, Conway, Van Buren and Faulkner counties in Arkansas. Four wells have been placed on production. Two of the producing wells are located in the traditional Fairway area of the Arkoma Basin and are completed within a thinner section of the shale and are selling gas at rates ranging from 125 to 160 Mcf per day. The other two producing wells are located in the Griffin Mountain Field and are selling gas at rates ranging from 250 to 450 Mcf per day. Of the remaining wells drilled to date, six are in various stages of testing or completion and three are shut-in pending pipeline connection.

Southwestern has completed 10 wells using Nitrogen foam fracture stimulation treatments of various sizes and has completed one well with a larger slick-water fracture treatment. The wells are in various stages of flow-back and the company has seen significant variability in well performance, and therefore it is currently difficult to conclude what the most effective stimulation will be at this time.

Southwestern plans to invest approximately $28.2 million during 2004 in its Fayetteville Shale play which includes drilling approximately 23 wells and additional leasehold acquisition. At this time, Southwestern has acquired leases on approximately 500,000 net undeveloped acres and controls approximately 125,000 net developed acres in the Fairway area of the Arkoma Basin that is held by conventional production.

Permian Basin - At the company's River Ridge field in Lea County, New Mexico, four wells are currently producing at a combined gross rate of 32.6 MMcfe per day, or 13.2 MMcfe per day net to Southwestern.

Gulf Coast - In Lafourche Parish, Louisiana, the company's Rosebank prospect recently tested at 4.1 MMcfe per day and Southwestern anticipates that this well should be placed on production before the end of the year. The well was drilled to the Tex W sand at a total depth of 12,750 feet. Badger Oil Corporation is the operator of the well and Southwestern owns a 50% working interest in the prospect.

Explanation and Reconciliation of Non-GAAP Financial Measures

Net cash provided by operating activities before changes in operating assets and liabilities is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The company has also included this information because changes in operating assets and liabilities relate to the timing of cash receipts and

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disbursements which the company may not control and may not relate to the period in which the operating activities occurred. Net cash provided by operating activities before changes in operating assets and liabilities should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles. The table below reconciles net cash provided by operating activities before changes in operating assets and liabilities with net cash provided by operating activities as derived from the company's financial information.
	3 Months Ended September 30,		9 Months Ended September 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$58,523	$29,754	$165,345	$94,968
Add back (deduct):
Change in operating assets and liabilities	4,323	(5,211)	17,974	(117)
Net cash provided by operating activities before changes in operating assets and liabilities	$62,846	$24,543	$183,319	$94,851

Southwestern will host a teleconference call on Friday, October 29, 2004, at 11:00 a.m. Eastern to discuss the company's third quarter 2004 results. The toll-free number to call is 800-263-8506 and the reservation number is 972262. The teleconference can also be heard "live" over the Internet at the company's website: http://www.swn.com.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies,

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changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the "SEC"). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial Summary Follows

# # #

OPERATING STATISTICS (Unaudited)			Page 1 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2004	2003	2004	2003
Exploration & Production
Production
Affiliated gas sales (MMcf)	830	972	4,179	4,428
Unaffiliated gas sales (MMcf)	13,166	9,269	32,114	23,173
Total gas production (MMcf)	13,996	10,241	36,293	27,601

Oil production (MBbls)	164	136	456	400

Total equivalent production (MMcfe)	14,980	11,053	39,029	29,999
Commodity Prices
Average realized gas price per Mcf	$5.04	$4.23	$5.07	$4.22
Average realized oil price per Bbl	$31.21	$26.46	$29.51	$27.17
Operating Expenses per Mcfe
Lease operating expenses	$0.38	$0.43	$0.38	$0.40
Taxes, other than income taxes	$0.24	$0.22	$0.26	$0.24
General & administrative expenses	$0.33	$0.37	$0.35	$0.40
Full cost pool amortization	$1.19	$1.17	$1.19	$1.17

Marketing
Gas volumes marketed (MMcf)	15,857	12,220	41,281	30,943

Gas Distribution
Deliveries (Bcf)
Sales and end-use transportation	3.2	3.1	16.8	17.6
Off-system transportation	-	-	1.0	0.1
Number of customers - period end	139,631	137,001	139,631	137,001
Average sales rate per Mcf	$12.18	$11.00	$9.18	$7.77
Heating weather - degree days	18	43	2,340	2,597
- percent of normal	43%	102%	94%	104%

STATEMENTS OF OPERATIONS (Unaudited)			Page 2 of 5
Southwestern Energy Company and Subsidiaries

	Three Months		Nine Months
Periods Ended September 30	2004	2003	2004	2003
	(in thousands, except share/per share amounts)
Operating Revenues
Gas sales	$ 82,637	$ 52,994	$ 257,494	$ 179,987
Gas marketing	17,989	10,113	42,849	34,386
Oil sales	5,118	3,582	13,460	10,862
Gas transportation and other	5,651	4,379	13,809	10,975
	111,395	71,068	327,612	236,210
Operating Costs and Expenses
Gas purchases - utility	4,523	3,496	39,573	32,743
Gas purchases - marketing	16,964	9,025	39,599	31,433
Operating expenses	11,070	9,949	31,280	28,243
General and administrative expenses	9,151	7,937	25,425	23,483
Depreciation, depletion and amortization	19,960	14,896	52,577	40,965
Taxes, other than income taxes	4,290	3,058	12,168	9,016
	65,958	48,361	200,622	165,883
Operating Income	45,437	22,707	126,990	70,327
Interest Expense
Interest on long-term debt	4,626	4,324	13,423	13,326
Other interest charges	300	350	1,128	1,072
Interest capitalized	(714)	(457)	(2,007)	(1,323)
	4,212	4,217	12,544	13,075
Other Income (Expense)	(543)	(476)	(1,090)	883
Income Before Income Taxes, Minority Interest & Accounting Change	40,682	18,014	113,356	58,135
Minority Interest in Partnership	(366)	(469)	(1,196)	(1,843)
Income Before Income Taxes & Accounting Change	40,316	17,545	112,160	56,292
Provision for Income Taxes - Deferred	14,917	6,667	41,499	21,391
Income Before Accounting Change	25,399	10,878	70,661	34,901
Cumulative Effect of Adoption of Accounting Principle	-	-	-	(855)
Net Income	$ 25,399	$ 10,878	$ 70,661	$ 34,046
Basic Earnings Per Share:
Income before accounting change	$0.71	$0.31	$1.98	$1.07
Cumulative effect of adoption of accounting principle	-	-	-	(0.03)
Net income	$0.71	$0.31	$1.98	$1.04
Diluted Earnings Per Share:
Income before accounting change	$0.68	$0.30	$1.92	$1.04
Cumulative effect of adoption of accounting principle	-	-	-	(0.03)
Net income	$0.68	$0.30	$1.92	$1.01
Weighted Average Common Shares Outstanding:
Basic	35,772,641	35,090,330	35,664,911	32,786,030
Diluted	37,090,111	36,028,157	36,843,718	32,582,506

BALANCE SHEETS (Unaudited)	Page 3 of 5
Southwestern Energy Company and Subsidiaries

September 30	2004	2003
	(in thousands)
ASSETS

Current Assets	$ 106,417	$ 79,859
Investments	12,740	13,814
Property, Plant and Equipment, at cost	1,685,360	1,421,801
Less: Accumulated depreciation, depletion and amortization	757,110	691,921
	928,250	729,880
Other Assets	15,219	14,899
	$ 1,062,626	$ 838,452

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities	$ 140,217	$ 115,929
Long-Term Debt	295,500	225,000
Deferred Income Tax Liabilities	186,841	140,143
Other Liabilities	30,475	22,842
Commitments and Contingencies
Minority Interest in Partnership	12,367	12,894
Shareholders' Equity
Common stock, $.10 par value; authorized 75,000,000 shares, issued 37,225,584 shares	3,723	3,723
Additional paid-in capital	125,495	121,130
Retained earnings	317,546	232,034
Accumulated other comprehensive income (loss)	(34,433)	(13,222)
Less: Common stock in treasury, at cost, 984,336 shares in 2004 and 1,623,454 shares in 2003	(10,962)	(18,196)
Unamortized cost of restricted shares issued under stock incentive plan, 415,831, shares in 2004 and 495,416 shares in 2003	(4,143)	(3,825)
	397,226	321,644
	$ 1,062,626	$ 838,452

STATEMENTS OF CASH FLOWS (Unaudited)		Page 4 of 5
Southwestern Energy Company and Subsidiaries

	Nine Months
Periods Ended September 30	2004	2003
	(in thousands)
Cash Flows From Operating Activities
Net Income	$ 70,661	$ 34,046
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	55,343	43,130
Deferred income taxes	41,499	21,391
Ineffectiveness of cash flow hedges	2,303	(779)
Gain on sale of other property, plant & equipment	(5,802)	(2,991)
Equity in (income) loss of NOARK partnership	1,100	(1,026)
Minority interest in partnership	241	342
Cumulative effect of adoption of accounting principle	-	855
Change in operating assets and liabilities	17,974	(117)
Net cash provided by operating activities	183,319	94,851

Cash Flows From Investing Activities
Capital expenditures	(211,371)	(121,723)
Distribution from NOARK partnership	-	2,500
Proceeds from sale of other property, plant & equipment	7,121	3,649
Increase in gas stored underground	-	(5,423)
Other items	11	499
Net cash used in investing activities	(204,239)	(120,498)

Cash Flows From Financing Activities
Issuance of common stock	-	103,085
Payments on revolving long-term debt	(312,600)	(229,700)
Borrowings under revolving long-term debt	329,300	149,300
Debt issuance costs	(1,514)	-
Change in bank drafts outstanding	1,504	1,056
Proceeds from exercise of common stock options	4,187	1,586
Net cash provided by financing activities	20,877	23,327

Increase (decrease) in cash	(43)	(320)
Cash at beginning of year	1,277	1,690
Cash at end of period	$ 1,234	$ 1,370

SEGMENT INFORMATION (Unaudited)	Page 5 of 5
Southwestern Energy Company and Subsidiaries

	Exploration		Marketing,
	and	Gas	Transportation
	Production	Production	and Other	Eliminations	Total

Quarter Ending September 30, 2004

Revenues	$75,670	$18,170	$89,428	$(71,873)	$111,395
Gas purchases	-	9,188	84,024	(71,725)	21,487
Operating expenses	5,677	5,418	-	(25)	11,070
General & administrative expenses	4,930	4,012	332	(123)	9,151
Depreciation, depletion & amortization	18,304	1,624	32	-	19,960
Taxes, other than income taxes	3,646	618	26	-	4,290
Operating Income (Loss)	$43,113	$(2,690)	$5,014	$-	$45,437

Capital Investments	$87,721	$2,026	$1,143	$-	$90,890

Quarter Ending September 30, 2003

Revenues	$46,877	$16,069	$58,642	$(50,520)	$71,068
Gas purchases	-	8,448	54,451	(50,378)	12,521
Operating expenses	4,720	5,248	-	(19)	9,949
General & administrative expenses	4,094	3,662	304	(123)	7,937
Depreciation, depletion & amortization	13,307	1,554	35	-	14,896
Taxes, other than income taxes	2,461	577	20	-	3,058
Operating Income (Loss)	$22,295	$(3,420)	$3,832	$-	$22,707

Capital Investments	$45,898	$1,731	$181	$-	$47,810

Nine Months Ending September 30, 2004

Revenues	$200,613	$102,441	$224,882	$(200,324)	$327,612
Gas purchases	-	63,529	215,495	(199,852)	79,172
Operating expenses	15,004	16,382	-	(106)	31,280
General & administrative expenses	13,800	11,096	895	(366)	25,425
Depreciation, depletion & amortization	47,640	4,840	97	-	52,577
Taxes, other than income taxes	10,175	1,902	91	-	12,168
Operating Income	$113,994	$4,692	$8,304	$-	$126,990

Capital Investments	$210,732	$5,207	$1,790	$-	$217,729

Nine Months Ending September 30, 2003

Revenues	$130,102	$94,213	$156,683	$(144,788)	$236,210
Gas purchases	-	58,082	150,403	(144,309)	64,176
Operating expenses	12,062	16,295	-	(114)	28,243
General & administrative expenses	11,959	10,924	965	(365)	23,483
Depreciation, depletion & amortization	36,238	4,622	105	-	40,965
Taxes, other than income taxes	7,135	1,813	68	-	9,016
Operating Income	$62,708	$2,477	$5,142	$-	$70,327

Capital Investments	$121,130	$6,671	$477	$-	$128,278